 Exhibit 99.1
News Release

Compaq Computer Corporation	P.O. Box 692000
Public Relations Department	Houston, Texas 77269-2000
Tel 281-514-0484
Fax 281-514-4583
http://www.compaq.com
For Immediate Release

Compaq Reports Fourth Quarter
And Full Year Results

NEWS SUMMARY: - Record Fourth Quarter Revenue of $11.5 Billion, Up 10 Percent Year-Over-Year - Server and Storage Revenue Up 20 Percent - Operating Profit of $757 Million, Up 80 Percent

         HOUSTON, Jan. 23, 2001 - Compaq Computer Corporation (NYSE: CPQ), a leading global provider of enterprise technology and solutions, today reported revenue of $11.5 billion for the fourth quarter ended December 31, 2000, an increase of 10 percent year-over-year, or 19 percent in constant currency.

         Net income from operations for the quarter was $515 million, or $0.30 per diluted common share, an increase of $0.14 cents. Results exclude a previously announced one-time $1.8 billion charge primarily for the write down of CMGI Inc. stock acquired in a non-cash exchange for AltaVista Co. in 1999. Including the one-time charge, the company reported a net loss of $672 million, or ($0.39) per diluted common share.

        “The strength of our enterprise business, international growth and solid services profitability offset softness in the North American personal computer market,” said Michael Capellas, chairman and chief executive officer. “Our server and storage revenue grew 20 percent year-over-year with strength across all our high-end product lines. Industry standard server revenue was up 24 percent, business critical server revenue was up 17 percent and storage revenue was up 17 percent. Revenue outside of the United States grew 26 percent in constant currency.”

        Compaq revenue grew 10 percent in North America; 24 percent in Latin America; 26 percent in Asia Pacific; 36 percent in Japan; and, 16 percent in Greater China. Europe, Middle East, and Africa grew 3 percent in dollars or 22 percent in constant currency.

        Fourth quarter gross margin, as a percentage of revenue, was 23.7 percent, up 1.5 percentage points compared to a year ago. Operating expense totaled $2 billion, or 17.1 percent of revenue for the quarter, down a percentage point year-over-year.

        “In summary, revenue was up 10 percent, gross margin was up 1.5 percentage points, operating expense was down a full percentage point and operating profit was up 80 percent. It’s all about profitable growth,” Capellas said.

Full Year 2000 Results

        Revenue for the year ended December 31, 2000, totaled $42.4 billion, an increase of 10 percent over the prior year, or 15 percent in constant currency.

        Net income from operations was $1.7 billion, up more than three-fold over the prior year. Including non-recurring items, net income for the full year was flat with last year at $569 million, or $0.33 per diluted common share.

Business Outlook

        “While market conditions will be difficult in the first half of the year, we will continue to differentiate ourselves by developing innovative products, integrating them into solutions and serving the global market,” Capellas continued. “The importance of information technology continues to grow, and customer acceptance of our offerings is high.

        “For the full year 2001, we are comfortable with analyst estimates of earnings per share growth in the 20 to 25 percent range,” he said.

Note on Presentation

        The results presented exclude special items unless otherwise described—see the Note to Consolidated Statement of Income for a description of special items. Further discussion is available in the Fourth Quarter Business Outlook and Financial Discussion Document:  http://www.compaq.com/newsoom/pr/2001/pr2001012301.html.

Earnings Conference Webcast

        Compaq will hold its fourth quarter Webcast at 5:30pm EST (4:30pm CST) today. Webcast details are at http://www.compaq.com/newsroom/presspaq/012301/index.html

Company Background

        Compaq Computer Corporation, a Fortune Global 100 company, is a leading global provider of technology and solutions. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs that are sold in more than 200 countries. Information on Compaq and its products and services is available at http://www.compaq.com

# # #

Compaq and the Compaq logo are registered with the U.S. Patent and Trademark Office. This press release and conference call will contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: market conditions, particularly in North America, increased competitive environment and pricing pressures, component shortages, delays in the implementation of changes in delivery models, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Quarterly Report on Form 10-Q and the Annual Report on Form 10-K which will be filed shortly.

Media Relations                        Arch Currid          281-927-8005                     arch.currid@compaq.com
                                               Grace Trent          281-518-9460                     grace.trent@compaq.com
Media Hotline                                                      281-514-0484                     compaq.pr@compaq.com
Investor Relations                                                281-514-9549                     investor.relations@compaq.com
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